UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐       Preliminary proxy statement

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☐       Definitive proxy statement

☐       Definitive additional materials

☒       Soliciting material pursuant to Section 240.14a-12

BROADWIND, INC.
(Name of Registrant as Specified in Its Charter)

WM ARGYLE FUND, LLC JAY DOUGLAS ARMBURGER KENNETH H. BERGMAN RYAN BOGENSCHNEIDER CHRISTINE M. CANDELA KRISTINA A. HARRINGTON JAMES M. ROBINSON IV
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

WM Argyle Fund, LLC, together with the other participants named herein (collectively, the "Argyle Group"), intends to file a preliminary proxy statement and accompanying GREEN Universal proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders (the "2023 Annual Meeting") of Broadwind, Inc., a Delaware corporation (the "Company").

Item 1: On January 18, 2023, the Argyle Group issued the following press release:

WM Argyle Fund Nominates a Full Slate of Highly Qualified
Candidates for Election to the Board of Directors of Broadwind Inc.

Issues letter to stockholders outlining strategy for reconfiguring the Board to ensure the Company ends its persistent underperformance and captures the benefits of the Inflation Reduction Act (IRA)

Milwaukee, WI - January 18, 2023 -- (BUSINESS WIRE)—WM Argyle Fund (the “Fund”, “we”, or “our”), which owns 207,200 of the outstanding common shares of Broadwind, Inc. (NASDAQ: BWEN) (“BWEN” or the “Company”), today announced that it has nominated six highly qualified, independent candidates for election to the Company’s Board of Directors (the “Board”) at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). In addition, the Fund issued the below letter and launched the following site to house stockholder resources: www.BWEN2023.com

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Fellow Stockholders,

We are one of the largest stockholders of BWEN, holding a 207,200 share stake in the Company. We built this position after watching the Company underperform for many years despite its potential. Over the last six months, we have been trying to work with the Board to discuss significant performance issues that must be addressed so the Company can achieve its potential. Namely, they have not acted with urgency to make the Company profitable, are burning cash at an unsustainable rate, have diluted stockholders through equity raises, and have incurred debt to fund the cash burn. Unfortunately, they have not been willing to discuss these issues with us.

While the 2-year $175 million wind tower order is welcome news, the Board simply does not have a track record of success that would make us believe they can capitalize on the opportunities presented by the Inflation Reduction Act (IRA). The fabrication business has historically been the best performing business unit; however, it could not offset the bloated overhead and losses generated by the other business units. We believe there is significant execution risk moving forward, and we question the Board’s ability to manage all aspects of the Company to the benefit of its Stockholders.

It is our honor to be firmly aligned with you as a fellow stockholder and to seek to represent your interests in the boardroom. We believe in the long-term value that can be unlocked at BWEN. Accordingly, we recently decided to exercise our right as a stockholder to nominate a full slate of highly qualified director candidates for election to the Company’s Board at the Annual Meeting. This letter is intended to convey three key points that are expanded upon in subsequent sections:

1.	From our perspective, the facts pertaining to BWEN governance, operations, performance, and strategy indicate immediate boardroom change is in stockholders’ best interests.
2.	We believe a reconfigured Board can implement a new strategy for evolving BWEN from an underperforming manufacturing business to a diversified, growing, and profitable clean-tech and mission critical equipment platform
3.	We want to apply the nominees' unique track record of success in manufacturing businesses to lead a transformation of BWEN in the public market.

Our decision to nominate a slate has been planned for a while and is about creating sustained value for all BWEN stockholders. To be clear, we are not seeking to acquire all or part of the Company. We are not seeking to take any steps that are counter to your interests. We are investing our own energy, capital, and time in a campaign to ignite a brighter future for all the Company’s stakeholders.

Our director nominees have a track record of success and operational execution. They all have a background working at Bucyrus International. Bucyrus was a successful global mining equipment company that was sold to Caterpillar (CAT) for $7.6 billion in 2011. Bucyrus excelled at manufacturing large fabrications and gearing. These products are central to what BWEN is built upon. Furthermore, Bucyrus grew significantly in the span of a decade through organic growth and prudent acquisitions. This is the approach and track-record we want to bring to BWEN.

THE FACTS PERTAINING TO BWEN’S HISTORY

BWEN is an unsuccessful company with great potential. The current Board of BWEN think they can bring about change despite already having over a decade to do so. They have signed previous tower orders worth tens of millions of dollars and yet the Company is still unprofitable. They also have wasted tens of millions of dollars on acquisitions that have been written off. The execution risk is just too high for this Board to stay in place.

Throughout BWEN’s history as a public company, it has consistently promised a brighter future but has never delivered. Here are some facts about the Company.

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•	One profitable year since 2008[1]
•	Accumulated a lifetime deficit of $346 million[2]
•	Wrote off more than two-thirds of all acquisitions.[3]
•	Backlog fell from $311 million in 2012 to $106 million by 2021[4]
•	Shareholder equity fell 53% from 2012 to Q3-2022[5]
•	Wrote off the $16.5 million Red Wolf acquisition after five quarters[6]
•	Stockholders diluted 36% since 2016.[7]
•	Failed to expand its customer base; five customers still represent 71% of sales[8]

Prior to undertaking our decision to nominate our own slate of directors, we reached out to the Board to discuss our concerns. We sent letters starting on July 25, 2022 and expressed the need for the Board to discuss the issues we identified and to appoint new directors who could bring a fresh set of eyes and new ideas. However, instead of engaging with one of BWEN’s largest stockholders, they declined to discuss any of the topics we proposed.

After trying for several months to engage with the Board, they unilaterally appointed a new director on November 2, 2022. In their rush to appoint a new director, they failed to find a candidate that brings new experience and simply duplicated experience already found on the Board. We view this appointment as a reactionary decision by the Board that only serves to prove our governance concerns.

If the Board believes BWEN is on the right track, we would like to know what standard they are using to make such a determination. We are not convinced the Board can effectively manage the Company and do not want to risk the unique opportunity that the IRA legislation has brought.

WE BELIEVE WE HAVE THE RIGHT PLAN AND INDIVIDUALS TO PRODUCE SUPERIOR LONG-TERM VALUE

Given BWEN’s distinct assets, significant potential, and positioning in addressable markets, we believe the Company can evolve into a diversified, growing, and profitable manufacturing platform for clean-tech and mission critical equipment. To achieve this, our nominees believe a new set of strategic priorities is needed. A high-level and preliminary overview of these priorities includes:

•	Enhance Corporate Governance – We believe our nominees can help evolve BWEN into a stronger business by adding fresh perspectives to the boardroom as well as new expertise in capital markets transactions, corporate governance, ecommerce, and manufacturing. Likewise, we are committed to maintaining stockholder-friendly bylaws, modernized governance provisions and clear disclosures around topics such as capital allocation and executive compensation.

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•	Optimize the Balance Sheet and Use of the NOL’s– While being mindful not to over lever BWEN or risk the NOL’s, the reconstituted Board would seek to obtain affordable financing that would allow the Company to consider EBITDA-accretive acquisitions and prioritize organic growth in existing business lines. The nominees have strong relationships with banks and lenders, so a competitive process would be run to obtain enhanced access to capital.
•	Assess Management and Improve Human Capital – If elected, our nominees would undertake an assessment of management’s capabilities to ensure the Company has a leadership team that can support our new strategy. We believe the ideal management team will include individuals with deep experience across engineering, manufacturing, sales, strategy, and other growth areas. Looking to the long-term, the reconstituted Board would seek to ensure BWEN is led by a permanent management team that can take the current businesses to better margins while scaling the Company across more customers.
•	Increase the Creation of Intellectual Property – Invest in the engineering function to enable the creation of BWEN-owned Intellectual Property (IP). Controlling the IP of the products the Company makes will enable better control over their production, service, performance, and eventually can yield a stream of aftermarket revenue. If the IP is not owned, then the business is just a machine shop that will always be fighting with low-cost producers.
•	Strengthen Existing Business Segments – If elected, our nominees would seek to accelerate cost containment and organic investment in the gearing, fabrication, and corporate segments. The Company’s history of negative margins indicates more needs to be done to improve bidding, reduce overhead and manage material costs. Our nominees believe this reinforces the need to prioritize higher-growth, higher margin opportunities found in service and aftermarket. We believe that deploying more capital to customer acquisition, category expansion, and sustaining a frictionless customer service franchise would yield higher returns for stockholders.
•	Explore Accretive M&A to Supplement Organic Growth – The Company has the benefit of the base-level revenue of the existing business to build upon. The reconstituted Board would support management in seeking to secure additional contracts, as well as invest in smart, strategic acquisitions that propel the Company into a broader set of adjacent categories, including service and aftermarket. Between growing the current platform and entering new categories needed by customers, we believe the Company could attain significantly more revenue over the next several years.
•	Prioritize Transparent Investor Relations – We believe that improving disclosures and stockholder engagement can help ensure that the market properly evaluates BWEN. We would host an annual investor day, conduct quarterly earnings calls with question-and-answer sessions, publish the Company’s new strategy and key performance indicators in a frequently updated deck and take steps to attract long-term institutional capital into the stockholder base.

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In the coming weeks, we look forward to sharing more detail regarding our strategy for unlocking the full potential and value of BWEN. We intend to issue a public presentation prior to this year’s Annual Meeting to provide the market with a very clear sense of our plan, tactics, and transition planning.

In the meantime, I am pleased to share summarized biographies for the WM Argyle Fund six-member slate:

•	Jay Armburger is a proven executive with significant experience in leading engineering, research & development, sales and product management for complex manufactured products.
○	Currently Business Development Manager and Chief Engineer – Underground Mining for Caterpillar Inc., responsible for innovation including the commercialization of new technologies and products
○	Subject matter expert for acquisition, divestiture, and integration for Resource Industry product portfolio
○	P&L responsibility for multiple $100’s million business unit
•	Ken Bergman is a proven tax executive with significant experience for numerous profitable billion- dollar publicly traded companies.
○	Oversaw strategic tax planning, tax compliance, resolution of tax controversies, and tax-efficient cash deployment
○	Generated $300 million in tax savings on a $1.3 billion acquisition
○	Significant experience with innovative acquisition and divestiture structures
•	Ryan Bogenschneider is an investor and management consultant with market research and strategy expertise.
○	Led strategy for Bucyrus and Mining Technology International
○	Management Consultant with experience working with businesses of a wide variety of sizes
○	Currently CEO of WM Argyle Fund, LLC
•	Christine Candela is a Human Resource expert with over 25 years of experience in all aspects of human resources.
○	Currently Director, Compensation and Benefits, of IDEMIA, a global technology firm with over 15,000 employees
○	Experience includes executive compensation, variable pay, and equity plans administration
○	Served as Chair of Benefit Committees and a member of Global Corporate HR leadership Teams
•	Kristina Harrington is a leader in aftermarket support to OEMs with 20 years of experience.
○	Currently COO of GenAlpha, a technology company that enables aftermarket growth for OEMs
○	Significant international experience in capital goods business development including aftermarket support
○	US. Navy Veteran

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•	James Robinson IV is a proven C-suite executive and a legal and M&A expert with experience that would be extremely valuable to BWEN’s Board.
○	Currently Managing Member of Newel Capital LLC
○	Former Senior Vice President and Secretary of the Kohler Company
○	Former General Counsel of Bucyrus International
○	Specific experience concluding transformative M&A transactions, forging global strategic alliances, negotiating business restructurings and recapitalizations, executing capital investment programs, and launching new businesses

We thank you in advance for your consideration and willingness to evaluate WM Argyle Fund’s plan and slate. To join our mailing list and share your views on BWEN, we invite you to visit www.BWEN2023.com.

Sincerely,
Ryan Bogenschneider

January 18, 2023

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Certain Information Concerning the Participants

The WM Argyle Fund intends to file a preliminary proxy statement and accompanying GREEN Universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at BWEN’s 2023 Annual Meeting.

THE WM ARGYLE FUND STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the solicitation are anticipated to be WM Argyle Fund, Jay Douglas Armburger, Ryan Bogenschneider, Kenneth H. Bergman, Christine M. Candela, Kristina A. Harrington, and James M. Robinson IV.

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As of the date hereof, each of Mr. Bogenschneider, as a board member and CEO of WM Argyle Fund, and Mr. Armburger, as a board member of WM Argyle Fund, may be deemed to beneficially own 207,200 shares of common stock of the Company held by WM Argyle Fund. As of the date hereof, none of Mr. Bergman, Ms. Candela, Ms. Harrington, or Mr. Robinson beneficially owns any shares of Common Stock.

Contacts

Investors:

InvestorCom
John Glenn Grau, 203-972-9300
info@investor-com.com

Media:

Mahony Partners

Richard Mahony, 917-257-6811

info@mahonypartners.com

1 SEC Filings; 2021 net income was due to PPP loan forgiveness

2 SEC Filings; Q3-2022 Accumulated Deficit

3 SEC Filings; Acquisitions include Brad Foote, EMS, Badger, and Red Wolf

4 SEC Filings; 2012 and 2021 Annual Reports

5 SEC Filings; Q4-2012 and Q3-2022 quarterly reports

6 SEC Filings; Acquired Q1-2017, subsequent write downs in Q2-2018 and Q4-2018

7 SEC Filings; Q3-2016 to Q3-2022 shares outstanding

8 SEC Filings; 2001 Annual Report

Item 2: Also on January 18, 2023, the Argyle Group launched the website www.bwen2023.com and uploaded the following materials to such website.

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Create Profit and Use NOL's

- Create operating profit through operational improvements, cost reductions, and gaining scale
- Use NOL's in conjunction with sustained profitability to increase cash flow
- Use cash flow to reinvest into the business to further grow the company organically and through acquisitions

Performance Based Executive Compensation

- Set realistic, yet profitable goals
- Be realistic about the size and profitability of the company
- Benchmark the company to realistic target companies
- Base executive compensation off of generating profits and shareholder returns

Improved Governance

- Add new directors that increase subject matter expertise in areas that are lacking such as legal, tax, human resources, and strategy
- Bring an entrepreneurial environment to the company
- Increase share ownership requirements for the board and management
- Bring new ideas and accountability to the company
- Increase communication with stockholders

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Christine Candela

Ms. Candela has served as Director, Compensation and Benefits of IDEMIA Group, a global technology firm, since April 2022. From March 2020 to January 2022, she served as Senior Director, Total Rewards, of REV Group, Inc., a designer and manufacturer of specialty vehicles and related aftermarket parts and services. From September 2019 to March 2020, she served as Senior Director, Total Rewards, of Caterpillar Inc., a manufacturer of construction and mining equipment. From May 2013 to January 2019, she served as HR Manager of Caterpillar Inc. Prior to Caterpillar, she served in similar positions with Bucyrus International, Inc., Enerpac Tool Group (formerly Actuant Corporation), and Snap-on Incorporated.

Ms. Candela's qualifications to serve as a director include her more than 25 years of experience in human resource management leadership and her expertise in global compensation and benefits, including in connection with mergers, acquisitions, and divestitures.

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Kristina Harrington

Ms. Harrington has served as the President and Chief Operating Officer of GenAlpha Technologies, a technology company that enables aftermarket product growth for OEM's, since December 2019. From March 2013 to December 2019, Ms. Harrington served as Chief Operating Officer of GenAlpha Technologies. Prior to joining GenAlpha Technologies, Ms. Harrington worked in leadership roles in sales and aftermarket with Enerpac Tool Group (formerly Actuant Corporation), Caterpillar Inc. and Bucyrus International, Inc.

Ms. Harrington's qualifications to serve as a director include her expertise in the business-to-business manufacturing digital transformation space and her expertise in OEM sales, service, and aftermarket.

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James Robinson IV

Mr. Robinson is a founder and since September 2018 has served as Managing Member of Newel Capital LLC, a private equity firm that invests in manufacturing companies. From March 2012 to September 2018, Mr. Robinson served as Senior Vice President and Secretary of the Kohler Co. Prior to joining Kohler, Mr. Robinson served as general counsel of Bucyrus International, Inc. and Silvercrest Asset Management Group, LLC. Prior to this, Mr. Robinson served as a Corporate Attorney for AT&T, Eckerd Corporation and in private practice.

Mr. Robinson's qualifications to serve as a director include his experience as an executive with public and private companies across multiple industries including manufacturing, consumer products, hospitality, financial services, and telecommunications and in concluding transformative M&A transactions, forging global strategic alliances, negotiating business restructurings and recapitalizations, executing capital investment programs, and launching new businesses.

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